Exhibit 99.1

NEWS RELEASE
For Release: Tuesday, April 20, 2010, 3:05 pm Central Time	Contact:	Howard Root, CEO
James Hennen, CFO Vascular Solutions, Inc. (763) 656-4300

VASCULAR SOLUTIONS ANNOUNCES RECORD FIRST QUARTER RESULTS;
NET REVENUE INCREASES 15% TO $18.2 MILLION;
NET INCOME INCREASES 270% TO $0.21 PER SHARE

MINNEAPOLIS, Minnesota  --  Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the first quarter ended March 31, 2010.  Highlights of the first quarter and other recent events include:

•	Achieved record net revenue of $18.2 million, an increase of 15% from the first quarter of 2009.
•	Received $3.5 million on January 22, 2010 as payment of the monetary judgment in the product defamation litigation with Marine Polymer Technologies.
•

Achieved net income of $3,466,000, or $0.21 per diluted share, an increase of 270% from the first quarter of 2009 ($1,269,000, or $0.08 per share, not including the litigation gain, an increase of 35%).

•

Achieved positive cash flow from operations of $5.8 million ($2.3 million not including the litigation proceeds) during the first quarter, resulting in $22.4 million in cash and cash equivalents on March 31, 2010.

•	Expanded sales of the GuideLiner™ catheter worldwide, resulting in 98% sequential growth in GuideLiner sales from the fourth quarter of 2009.
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Issued guidance for continued double digit percentage revenue growth to between $18.7 million and $19.0 million in the second quarter of 2010 with net income of between $0.09 and $0.10 per share, and re-affirmed annual guidance for 2010.

Commenting on the results, Vascular Solutions’ Chief Executive Officer Howard Root said:  “The first quarter results continued to demonstrate the power of our business strategy and the ability of our organization to deliver strong growth on both the top and bottom lines.  In particular, our new GuideLiner catheter has been extremely well received and is already performing above our original expectations.  With a full pipeline of internally-developed new products in development and a stable and focused organization in place, we are very optimistic about our ability to continue our consistent growth and success.”

Gross margin across all product lines was 66.7% in the first quarter of 2010, up from 66.2% in the first quarter of 2009 due to an improved selling mix of products.  Based on the projected selling mix, gross margin on product sales in the second quarter of 2010 is expected to be consistent with the gross margin achieved in the first quarter.

Net income for the first quarter was $3,466,000, or $0.21 per share, compared to net income of $938,000 or $0.06 per share, in the first quarter of 2009.  Net income for the first quarter of 2010 included $450,000 of non-cash stock-based compensation ($279,000 after-tax, or $0.02 per share), $3,529,000 of litigation gain ($2,188,000 after-tax, or $0.13 per share) and $2,096,000 of non-cash income tax expense ($0.12 per share) based on a 38% tax rate.  Excluding solely the litigation gain of $3.5 million (pre-tax), net income increased by 35% in the first quarter of 2010 from the first quarter of 2009 to $0.08 per diluted share.

First Quarter Net Revenue by Product Line

Net sales of catheter products (consisting of a combination of the extraction catheter, specialty catheter and access product categories previously reported) were $8.9 million in the first quarter, an increase of 25% over the first quarter of 2009.  “Sales of our LP, or low profile version of the Pronto® extraction catheter grew by 65% over the first quarter of 2009, driving our sales growth in extraction catheters.  On the specialty catheter side, our new GuideLiner catheter together with expanding sales of our Minnie® support catheter resulted in a 60% increase in specialty catheter sales from the first quarter of 2009.  Our access products further added to our sales growth with a 19% increase from the first quarter of 2009,”   Mr. Root stated.

Net sales of hemostat products (primarily consisting of the D-Stat® Dry, D-Stat Flowable and D-Stat Radial products) were $6.4 million during the first quarter, an increase of 9% over the first quarter of 2009.  “Even in the current cost-conscious hospital environment, in the first quarter we were able to grow our hemostat product sales both sequentially and year over year.  While our goal is simply to maintain our leading market share and ASP in the patch market, we believe that there are opportunities for us to continue our revenue growth from the first quarter with our existing and new hemostat products,” commented Mr. Root.

Net sales of vein products (primarily consisting of the Vari-Lase® laser console and kits) were $2.6 million in the first quarter, an increase of 7% over the first quarter of 2009.  “Our sales force has done an excellent job in maintaining and growing our market share in spite of increasing price competition by some of our laser competitors.  In the first quarter we launched our new 15 Watt Vari-Lase laser console with excellent customer feedback, and we continue to innovate on the disposable products and accessories.  We plan to continue to maintain our vein market position and look for opportunities to grow as our laser competitors are forced to adjust to the new environment,” commented Mr. Root.

Financial Guidance

Regarding future guidance, net revenue for the second quarter of 2010 is expected to be between $18.7 million and $19.0 million.  Corresponding net income for the second quarter is expected to be between $0.09 and $0.10 per fully diluted share.  Guidance for 2010 is unchanged at between $76 million and $78 million in revenue, with corresponding net income of between $0.53 and $0.57 per fully diluted share, including the $0.13 one-time litigation gain recognized in the first quarter.

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vascularsolutions.com.  An audio replay of the call will be available until Tuesday, April 27, 2010 by dialing 1-888-203-1112 and entering conference ID# 3427763.  A recording of the call will also be archived on the Company’s web site, www.vascularsolutions.com until Tuesday, April 27, 2010.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31,
	2010	2009
	(unaudited)
Revenue:
Product revenue	$17,867	$15,416
License and collaboration revenue	322	395
Total revenue	18,189	15,811

Product costs and operating expenses:
Cost of goods sold	5,947	5,215
Collaboration expenses	110	183
Research and development	2,464	1,916
Clinical and regulatory	707	612
Sales and marketing	5,603	5,253
General and administrative	1,307	1,119
Litigation	(3,529)	—
Operating income	5,580	1,513

Interest expense	(5)	(9)
Interest income	10	23
Foreign exchange loss	(23)	(12)
Income before tax	$5,562	$1,515

Income tax expense	(2,096)	(577)
Net income	$3,466	$938

Net income per share - basic	$0.21	$0.06
Weighted average shares used in calculating - basic	16,275	15,804
Net income per share - diluted	$0.21	$0.06
Weighted average shares used in calculating - diluted	16,866	16,154

VASCULAR SOLUTIONS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(unaudited)	(note)

ASSETS

Current assets:
Cash and cash equivalents	$22,370	$17,794
Accounts receivable, net	9,323	9,143
Inventories	10,624	8,977
Prepaid expenses	1,359	1,520
Current portion of deferred tax assets	4,500	4,500
Total current assets	48,176	41,934
Property and equipment, net	3,842	3,793
Intangible assets, net	193	193
Deferred tax assets, net of current portion and liabilities	3,916	5,835
Total assets	$56,127	$51,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$8,254	$6,789

Long-term deferred revenue, net of current portion	4,355	4,567

Shareholders’ equity:
Total shareholders’ equity	43,518	40,399
Total liabilities and shareholders’ equity	$56,127	$51,755

Note: Derived from the audited financial statements at that date.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products to interventional cardiologists, interventional radiologists and vascular surgeons through its direct U.S. sales force and international distributor network.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vascularsolutions.com.

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